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Exhibit 21.1

                   LIST OF SUBSIDIARIES OF VALENCE TECHNOLOGY, INC.




DEVRES CO.
    Ohio corporation wholly owned by Valence Technology, Inc.

MHB JOINT VENTURE
    Ohio partnership jointly owned by Valence Technology, Inc. and Devres, Co.

VALENCE TECHNOLOGY CAYMAN ISLANDS INC.
    Cayman Islands corporation wholly owned by Valence Technology, Inc.

VALENCE TECHNOLOGY N.V.
    Dutch Antilles corporation wholly owned by Valence Technology Cayman Islands Inc.

VALENCE TECHNOLOGY B.V.
    Dutch corporation wholly owned by Valence Technology N.V.